Exhibit 10.5

Microsoft Publisher Agreement 8.0 July 2024 update

Article ● 07/01/2024

Version: 8.0 July 2024 update

Effective date: July 31, 2024 Review our change log.

Thank you for your interest in Listing an Offer on the Commercial Marketplace. This Publisher Agreement (“Agreement”) governs the relationship between you (“Publisher,” “you,” or “your”) and Microsoft Corporation (“Microsoft,” “we,” “us,” or “our”) with respect to publishing Listings and making available your Offers on our Commercial Marketplace, along with any use of Partner Center for such purposes.

By publishing (or attempting to publish) a Listing for your Offer in the Commercial Marketplace or using features of Partner Center related to publication, you agree to the terms of this Agreement. Microsoft may update this Agreement at any time and will notify you of such changes in Partner Center. By continuing to use your Publisher Account or maintain your Listing in the Commercial Marketplace after the changes become effective, you agree to the new terms. If you do not agree to the new terms, you must remove your Listings from the Commercial Marketplace and close your Publisher Account.

This Agreement contains terms applicable to the Commercial Marketplace, and the Addenda contain terms for specific: (i) types of Offers, (ii) go to market channels (including reselling Offers, Professional Services Offers, and using indirect channels for certain countries), and (iii) programs (including the Microsoft 365 Certification Program). The Addenda may contain additional or different terms from the Agreement Terms and Conditions, and in such case, the Addenda will control.

The Agreement consists of:

●	this introduction and the Terms and Conditions;

●	Addendum A - Terms and Conditions Applicable to Specific Offer Types;

●	Addendum B - Terms and Conditions Applicable to Specific Go To Market Channels;

●	Addendum C - Terms and Conditions applicable to the Microsoft 365 Certification Program; and

●	the provisions in any documents or online resources referenced in other parts of this Agreement, including Documentation.

TERMS AND CONDITIONS

1. PUBLISHER ACCOUNT

To publish a Listing and make available Offers in the Commercial Marketplace, you must open a Publisher Account through Partner Center and provide all information required by Microsoft to approve you as a Publisher. Microsoft may use contact information provided for the Microsoft Partner Network to send you information regarding announcements, programs, updates, and the like for your Publisher Account. You agree that Microsoft may display the contact information (including email address) that you provide us in the Commercial Marketplace for Customer support and transactional purposes. You are responsible for all activity that takes place with your Publisher Account. If you fail to keep your Publisher Account in good standing, Microsoft may revoke your Publisher Account, remove your Listings from the Commercial Marketplace, delete Offer ratings and reviews, retain associated fees (if any), and pursue any other remedies available to Microsoft.

2. PUBLISHING A LISTING FOR YOUR OFFER

(a) Publishing. You must submit to Microsoft each Offer that you wish to List, including any Offer Assets and updates. You are solely responsible and liable for the Offer, including all delivery and support. Microsoft may retain copies of the Offer Assets and any other materials you submit with your Offer. Microsoft will not return them, so you must maintain your own backup copies.

(b) Updates to Offers. To the extent you make available updates to Offers, those updates are subject to the requirements of this Agreement.

(c) Certification. Each Offer is subject to Certification before the Listing for such Offer is published in the Commercial Marketplace. Certification and post-publication assurances (described below) may include Microsoft scanning submitted Offers for identification of security vulnerabilities. Microsoft’s Certification of an Offer does not constitute any representation or acknowledgment by Microsoft that the Offer complies with such requirements, nor does it constitute any acceptance by Microsoft of any responsibility or liability for the Offer.

(d) Post Publication Assurances. Once published in the Commercial Marketplace, Microsoft may periodically test and evaluate your Offer to verify that it continues to comply with this Agreement and Documentation. Microsoft may also modify your Listing solely to correct obvious spelling, grammatical or typographical errors.

(e) Removing a Listing. If you wish to remove your Listing, you may do so via your Publisher Account in Microsoft Partner Center. Microsoft will remove the Listing from the applicable Commercial Marketplace and cease making the affected Listing for your Offer available through the Commercial Marketplace.

(f) Microsoft Removal and Disablement Policies. Microsoft may remove or suspend the availability of any Listing from the Commercial Marketplace in the event of: (i) your breach of this Agreement (including Documentation); (ii) your termination of this Agreement or of any of the license grants associated with an Offer; (iii) an assertion or claim that your Offer infringes the intellectual property rights of a third party, in accordance with our Notice and Takedown process for services ■; (iv) complaint(s) about the content or quality of your Offer; or (v) an allegation of or your violation of any applicable law, regulation, or regulatory guideline. Microsoft also may disable your Offer if: (A) Microsoft determines that the Offer causes harm to Customers or their devices, third parties (including any Covered Parties) or any network; (B) pursuant to a request or instruction from a Customer; or (C) to comply with any judicial order, or government law, regulation, or order.

(g) Infringement Claims. If you believe another Offer or third party content in the Commercial Marketplace violates your rights, you may submit a claim to Microsoft in accordance with our Notice and Takedown process for services ■. If Microsoft refers a claim to you, you will promptly respond and comply with any requirements in the Notice and Takedown process.

(h) Offer Placement and Promotion. Microsoft reserves the right, in its sole discretion, to make (or designate Affiliates or third parties to make) all decisions regarding placement or promotion of Offers anywhere in the Commercial Marketplace, except as may be otherwise agreed between you and Microsoft.

(i) Offer Rankings and Ratings. The Commercial Marketplace may allow Customers to comment on and rate Offers and display such comments and ratings on your Offer, including comments and ratings sourced from third parties. Microsoft may make rankings, ratings, or comments publicly available. Microsoft may use those ratings and other data to determine the placement or marketing of Offers in the Commercial Marketplace. You may not attempt to manipulate rankings, ratings, or comments for your Offer or any other Offer. Microsoft may remove any rankings, ratings, or comments at its sole discretion and for any reason.

(j) Modification or Discontinuance. Microsoft may, in its sole discretion, change or discontinue the Commercial Marketplace or Partner Center at any time.

3. LICENSES

(a) Grant of Rights to Microsoft. You do not transfer ownership of any Offer or Offer Asset by submitting them to Microsoft to publish a Listing. By submitting an Offer and Offer Assets to create your Listing, except for third party rights and material under open source licenses described in Section 3(b), you directly grant to Microsoft, the worldwide, limited, non-exclusive right to: (i) host, install, reproduce, publicly perform and display your Offer Assets via any digital transmission technology, solely as necessary to operate the Commercial Marketplace, display and manage your Offers, and make available your Offers to Customers; and (ii) access, distribute, and use your Offer solely as necessary to Certify such Offer and as otherwise required by Microsoft to make available your Offer to Customers.

(b) Third-Party Rights/Open-Source Licenses. Your Offer and Offer Assets must not infringe or misappropriate any intellectual property or personal right of any third party. If you license any portion of your Offer from a third party or under any open-source license, you are solely responsible for compliance with such terms and conditions and for ensuring that Microsoft, in its capacity as your agent or commissionaire, has the necessary rights to perform its obligations to you under this Agreement. You are, at your sole cost and expense, responsible for securing, reporting, and maintaining all necessary rights, clearances, and consents and paying all licensing fees (including applicable public performance license fees or other consideration associated with providing music or video (and all content embodied therein) in and through your Offer), and for undertaking all related reporting obligations.

(c) Marketing Rights. You grant Microsoft, its agents, contractors, licensees, marketing partners, and Covered Parties the right to use, reproduce, display, publicly perform and publish your entity name and Offer Assets, in connection with the marketing of the Offer through the Commercial Marketplace, and Microsoft’s marketing and promotion of the Commercial Marketplace, including through Microsoft’s and Microsoft Affiliates’ websites, products, services, and events. You are the sole owner of your entity name, Offer Assets, and associated goodwill, and the sole beneficiary of the goodwill associated with Microsoft’s use of your entity name and Offer Assets. Microsoft will not acquire any right, title, or interest in your entity name and Offer Assets because of its use of them. Microsoft hereby assigns and will assign in the future any rights it may acquire in your entity name or Offer Assets as a result of its use of them under this license, along with the associated goodwill.

(d) Customer Contracts. You, not Microsoft, will license or grant any necessary use rights to your Offers to Customers. You may provide your own contract terms, consistent with any obligations under this Agreement, or you may elect to govern Customers’ use of your Offer with the Microsoft Standard Contract ■. If you do not provide your own contract terms (or, if you elect to use the Standard Contract), then the Standard Contract terms will apply between you and Customers. Any contract terms are between you and Customers and will not create any obligations or responsibilities of any kind for Microsoft. You acknowledge that Microsoft grants no right or license to your Offers through the operation of the Commercial Marketplace or through enabling you to provide Offers through the Commercial Marketplace.

(e) License to Microsoft Marks. While you have a Listing, Microsoft grants you a worldwide, nonexclusive, nontransferable, non-sublicensable, royalty-free, revocable license to use the Microsoft Marks in connection with advertising for your Offer, solely as described in the Microsoft Marketing Guidelines ■ and in compliance with the Microsoft Trademark and Brand Guidelines ■. You will correct any misuse of Microsoft Marks upon Microsoft’s notice and will cease using Microsoft Marks if you fail to correct such misuse. Microsoft is the sole owner of the Microsoft Marks and associated goodwill, and the sole beneficiary of the goodwill associated with your use of the Microsoft Marks. You will not acquire any right, title, or interest in the Microsoft Marks because of your use of the Microsoft Marks. You hereby assign and will assign in the future any rights you may acquire in the Microsoft Marks as a result of your use of the Microsoft Marks under this license, along with the associated goodwill. You will reasonably assist Microsoft at Microsoft’s expense in protecting the Microsoft Marks. Microsoft will determine, in its sole discretion, whether to take legal action to enforce or defend its rights in the Microsoft Marks and will control any legal action concerning the Microsoft Marks.

(f) Reservation of Rights. Except as expressly set forth herein, this Agreement does not grant to either party (by implication, estoppel, exhaustion, or otherwise) any right, title, interest, or license, in the other party’s intellectual property. Each party reserves all rights not expressly granted in this Agreement.

4. OFFER REQUIREMENTS

(a) General Requirements. Your Offer and Offer Assets must comply with this Agreement and the Documentation.

(b) Local Law. The Offer, Offer Assets, and your marketing of the Offer must comply with applicable laws, including in each territory or country in which you elect to make the Offer available. This includes applicable: (i) Data Protection Law, including laws related to Biometric Data; (ii) telecommunications laws; (iii) content ratings regulations; (iv) consumer protection and marketing laws, including laws that prohibit direct exhortations to children to buy advertised products; (v) trade, sanctions, and export control laws (as Section 11(d) further clarifies); (vi) tax laws, regardless of the origin of your Offer; (vii) medical device regulations; and (viii) financial regulations. If you are required to make any disclosures to consumers prior to sale or download of the Offer, you must provide those in the Offer description field (unless they are provided elsewhere in your Listing). The Commercial Marketplace product description pages may include your full contact information and information about in-Offer purchases available in an Offer. You must make such notices sufficiently prominent as is required by local law. You must disclose to Microsoft any controlled technology employed, used or supported by your Offer that may impose any legal obligations or requirements on Microsoft. You must inform Microsoft of such legal obligations and requirements, and take any action if necessary for Microsoft to comply with its legal obligations. You may not use the Commercial Marketplace or any services or tools made available for the development of Offers for, or to permit others to carry out, any illegal activity or breach of contract.

(c) Support. Microsoft is not responsible for providing support for your Offers. You must provide to Microsoft current technical and billing support contacts via e-mail and phone for when Microsoft receives technical or billing questions from Customers about your Offer. You will use best efforts to respond to any inquiry received by Microsoft about your Offer. You will ensure that any support options described in your Listing available to Customers for as long as the relevant Offer is available on the Commercial Marketplace or to

Customers.

5. ADDITIONAL TERMS APPLICABLE TO TRANSACTABLE OFFERS

(a) Appointment of Microsoft.

(i) You acknowledge that you, not Microsoft, are the distributor of Offers acquired through the Commercial Marketplace. You appoint Microsoft as your agent or commissionaire, as applicable, for the purpose of facilitating Customer purchases through the Commercial Marketplace. In this role, you acknowledge that: (A) Microsoft will receive on your behalf amounts that a Customer pays when they acquire any of your Offers through the Commercial Marketplace; (B) Microsoft’s services to you include the processing of purchases, returns, and chargebacks for you arising out of the purchase by Customers of your Offers; and (C) Microsoft will make payments to you in accordance with this Section 5. You grant Microsoft the right to appoint any Covered Parties (solely as required to administer value-added tax (“VAT”) obligations and for collection and payout of applicable fees made under this Agreement) as sub- agents and also grant any Covered Party appointed by Microsoft the right to appoint other Covered Parties as sub-agents.

(ii) For any transactions that involve a purchase of your Offer by an Australian Customer (as determined by Microsoft), you understand and agree that Microsoft has assigned its right to act as your agent or commissionaire (as the case may be) solely to the extent required to allow Microsoft to manage the local tax collection requirements in Australia for such purchase, to Microsoft Regional Sales Pte. Ltd., located at 182 Cecil Street, #13-01, Frasers Tower, Singapore 069547 (“MRS”), or Microsoft Pty Ltd, located at Denison St., North Sydney, New South Wales, 2060 Australia (“MPL”). You and MRS or MPL (as the case may be) agree for purposes of Section 84-60 of A New Tax System (Goods and Services Tax) Act 1999 (the “AU GST Act”): (A) Section 84-55 of the AU GST Act applies to sales of your Offers made available by you through the Commercial Marketplace as if such sales were an inbound intangible consumer supply; and (B) for the purposes of the AU GST Act, MRS or MPL (as the case may be) is treated as the supplier of and as making the supply for consideration for which it was made.

(iii) For any transactions that involve a purchase of your Offer by a New Zealand Customer (as determined by Microsoft), where Microsoft has assigned its right to act as your agent or commissionaire (as the case may be) solely to the extent required to allow Microsoft to manage the local tax collection requirements in New Zealand for such purchase, to Microsoft New Zealand Limited, located at Level 5, 22 Viaduct Harbour Avenue, PO Box 8070, Symonds Street, Auckland 1150, New Zealand (“MSNZ”), you understand and agree to such assignment. You and MSNZ agree: (A) for the purposes of Section 60(1AB) of the Goods and Services Tax Act 1985 (“NZ GST Act”) MSNZ, and not you, are treated as making the supply of your Offer to Customers located in New Zealand in the course and furtherance of a taxable activity carried on by you; and (B) for the purposes of Section 60(1B) of the NZ GST Act that the supply of your Offer to New Zealand Customers is treated for the purposes of the NZ GST Act as two separate supplies, being: (1) a supply of goods and services from you to MSNZ; and (2) a supply of goods and services from MSNZ to the Customers, treating MSNZ as if it were the principal for the purpose of the supply.

(iv) Microsoft acts as a reseller, rather than your agent, in making your Offers available in the Commercial Marketplace in the country(ies) enumerated at: Tax details for commercial marketplace publishers ■, and as further described in Section 3 of Addendum B.

(b) Offer Pricing. When you submit a transactable Offer for publication, you will designate the price (if any) to be charged to Customers for use of your Offer. The publishing portal may direct you to designate prices for different Offer SKUs, geographies, currencies, or other aspects of your Offer. Microsoft will convert the prices from the currency a Customer pays with to your elected payment currency at the exchange rate we make available to you, as described in Geographic Availability and Currency Support. If you wish to set a different price for a market from Microsoft’s exchange rate price, you may change the price for that market. Microsoft may change its supported currencies or the default currencies for certain markets after providing you with 30 days’ notice of any such changes.

(c) Publisher Net Revenue. Amounts payable to you will be based on the Publisher Net Receipts minus the applicable Store Service Fee. The applicable Store Service Fee, which will be charged by Microsoft, or in Microsoft’s sole discretion, by a Microsoft Affiliate, is provided at Commercial Marketplace Fees ■. Microsoft will provide no less than 90 days’ notice prior to an increase to the Store Service Fee. For clarity, Publisher Net Revenue only applies to Offers purchased directly through the Commercial Marketplace and excludes purchases outside of the Commercial Marketplace. We will include a transaction report along with payments made to you hereunder that reflects the calculation of Publisher Net Revenue and the number of purchased Offers used or downloaded by Customers during the relevant payment period, as applicable.

(d) Payment to Publishers. We will pay you applicable Publisher Net Revenues within each payment period, as specified at Payout Schedules and Processes ■.

(e) Payment Processing. Microsoft will pay you Publisher Net Revenues in accordance with Microsoft’s then-current payment policies and in the manner you indicate during the Publisher Account setup, which may include checks payable to you and sent via U.S. mail or ACH electronic payment to a financial institution that you designate. You must provide Microsoft (or our third-party payment processor) with all financial, tax, and banking information requested so that we can pay you under this Agreement. Your failure to keep such information current and accurate may result in Microsoft’s removal of your Offer from the Commercial Marketplace and forfeiture of amounts owed to you under this Agreement. A Customer will be deemed to have paid in full for your Offer when Microsoft receives payment from the Customer, and any failure by Microsoft to remit the amounts owing to you will not affect a Customer’s rights to the Offer. Microsoft is not responsible for delay or misapplication of payment because of incorrect or incomplete information supplied by you or a bank or for failure of a bank to credit your account. If you are outside of the United States of America, Microsoft may remit payment to you in the local currency of your address for payment, using Microsoft’s then-current conversion rates for United States Dollars (“USD”). The amount you receive will depend on the rates and fees imposed by your financial institution and on any applicable tax withholding requirements, and will be inclusive of any sales, use, goods and services, value-added, or similar taxes that may be chargeable by you to Microsoft.

(f) Refund, Reconciliation, and Offset. You are responsible for all taxes, costs, and expenses for returns, and chargebacks of your Offer, including the full refund and chargeback amounts paid or credited to Customers. You grant Microsoft a right to provide refunds to Customers in accordance with Microsoft’s Prevailing Refund Policies and applicable laws from time to time. Refunds and chargebacks processed after you receive payment will be debited against your account. If Microsoft is unable to collect payments from the Customer, Microsoft may offset any amounts owed to Microsoft (including the refund and chargeback costs described in this paragraph) against amounts Microsoft owes you. For clarity, if Microsoft pays you Publisher Net Revenue in advance of receiving such payment from Customer, and Customer does not pay Microsoft, Microsoft may offset any such amounts paid, and, if Microsoft so requests, you will refund Microsoft any such prepaid amounts.

(g) Payments Post Removal or Suspension. Microsoft will pay you the amounts owed (if any) that accrued before removal or suspension of your Offer unless your Offer is removed or suspended in accordance with Section 1 or Section 2(f) of this Agreement. Microsoft’s termination and suspension rights are without prejudice to any other rights and remedies available to Microsoft.

(h) Taxes on Payments. You are solely responsible for taxes imposed on you, including taxes unique to where you reside, that are related to payments you may receive under this Agreement and/or Offers you list in the Commercial Marketplace (including, but not limited to, income, gross receipts, business and occupation, franchise, property and payroll taxes). You are also responsible for paying any sales, use, goods and services, value-added or similar taxes (if any) in connection with any Store Service Fee that Microsoft collects from you. You must provide accurate information regarding your tax profile as requested by Microsoft. If you complete and submit to Microsoft a Certificate of Foreign Status, you: (i) hereby represent and warrant that your services are not provided in the U.S.; or (ii) must notify Microsoft via e-mail to us_services_notify@microsoft.com that your services are performed in the U.S. If Microsoft is required to withhold any taxes on any amounts to be paid by Microsoft to you, Microsoft will deduct such taxes from the amount owed and pay them to the appropriate taxing authority and, as required and solely to the extent within Microsoft’s ability, as determined in its sole discretion, to obtain an official receipt for any such taxes withheld and deliver such receipt to you. Microsoft will use reasonable efforts to minimize such taxes to the extent permissible under applicable law, and each party will reasonably cooperate with the other to obtain the lowest tax rates or elimination of such taxes pursuant to the applicable income tax treaties. If a Customer is required to withhold any taxes on the purchase of your Offer, the amount to be paid by Microsoft to you will be reduced by such withheld amount, and Microsoft will not provide to you any receipt for any such withheld taxes. If you are located in Australia and wish to submit transactable Offers to the Commercial Marketplace for distribution by Microsoft (or any sub-agents appointed in accordance with Section 5(a) of this Agreement) as your agent or commissionaire, you: (A) are required to be registered for Australian Goods Services Tax (“AU GST”); (B) must provide Microsoft with your Australian Business Number; and (C) must affirm that you are AU GST registered when setting up your Publisher Account. If you are located in New Zealand and wish to submit transactable Offers to the Commercial Marketplace for distribution by Microsoft (or any sub-agents appointed in accordance with Section 5(a) of this Agreement) as your agent or commissionaire, you: (1) are required to be registered for New Zealand Goods and Services Tax (“NZ GST”); and (2) must affirm that you are NZ GST registered when setting up your Publisher Account. Microsoft makes no warranty that its collection of taxes as related to agency transactions in applicable countries (as further described in Section 5(i)) discharges you from your own tax obligations.

(i) Taxes on Offer Transactions. Each of your and Microsoft’s responsibilities for calculating, charging, collecting and remitting sales, use, goods and services, value-added, or similar taxes, if any, applicable to Customers’ acquisitions of your Offer through the Commercial Marketplace are available at Tax details for Microsoft Commercial Marketplace ■. If you use a third-party payment processor for transactions in your Offer, you are responsible for calculating, charging, collecting, and remitting sales, use goods and services, value-added, or similar taxes, if any, applicable to Customers’ acquisitions and payments and communicating any applicable tax requirements to Customer necessary for them to meet their tax obligations. Microsoft makes no warranties that Microsoft’s or its Covered Parties’ actions will completely satisfy your obligations in applicable countries/jurisdictions. You are solely responsible for: (i) determining whether you have any tax obligations in any country/jurisdiction; and (ii) appropriately identifying the content type for, and providing accurate information to Microsoft with respect to, any content you offer or sell from within your Offer. Microsoft is not responsible for collecting and remitting telecommunications taxes and/or fees or any similar taxes and/or fees in connection with Customers’ acquisition of your Offer. You acknowledge and agree to cooperate with Customers to facilitate the furnishing, exchange, transmittal, or other provision of tax documentation, including the authorization of Microsoft to grant Customers the ability to contact you to obtain any required tax invoices.

The following paragraph shall govern any Offer transaction with Customers located in the U.S. and solely to the extent of any conflict with any other provision in this Agreement. With respect to those U.S. jurisdictions where applicable tax law requires or permits Microsoft to calculate, report and/or remit sales and use, gross receipts (in the nature of a sales tax and not in lieu of an income tax), excise tax or similar transaction taxes and fees (for the avoidance of doubt, excluding telecommunications taxes and/or fees) as a marketplace facilitator, marketplace provider, marketplace operator, agent or other similar person (such taxes to be referred to as “Marketplace Facilitator Taxes” and such persons to be referred to as “Marketplace Facilitators”), Microsoft shall determine whether any Marketplace Facilitator Taxes apply to any Offer transaction, provide Customers with appropriate tax documentation evidencing the Offer transaction, collect such Marketplace Facilitator Taxes from Customers, remit such Marketplace Facilitator Taxes to the applicable governmental authority, and report any required information related to such Marketplace Facilitator Taxes to the applicable governmental authority. Microsoft shall have sole discretion to manage and resolve (including settlement) any examination, audit, inquiry, assessment, claim or otherwise regarding Marketplace Facilitator Taxes; provided, however, that you shall remain liable for any amount assessed as a result of incorrect and/or incomplete information received by Microsoft from you with respect to your Offer and/or due to an error by you. If you are notified or otherwise become aware of an assessment, or potential assessment and/or are audited by a taxing authority, you shall notify Microsoft within 30 days of such knowledge/receipt, consult with Microsoft to resolve such issues and accept all comments/edits to submissions to a taxing authority provided in writing from Microsoft. With respect to all other U.S. jurisdictions, you are responsible for any and all reporting and remittance of any such taxes associated with your Offer(s), and each of your and Microsoft’s responsibilities for any taxes, if any, applicable to Customers’ acquisitions of your Offer through the Commercial Marketplace are as set out at Tax details ■ for Microsoft commercial marketplace. You shall have sole discretion to manage and resolve (including settlement) any examination, audit, inquiry, assessment, claim or otherwise regarding such taxes, and you shall provide Microsoft notice of such event and the outcome to the extent it may impact Microsoft’s liability regarding the Commercial Marketplace.

If you use a third-party payment processor for transactions in your Offer, or your Offer provides payment processing services, you are responsible for calculating, charging, collecting, and remitting sales, use goods and services, value-added or similar taxes, if any, applicable to Customers’ acquisitions and payments and communicating any applicable tax requirements to Customers necessary for them to meet their tax obligations.

6. WARRANTIES

You represent and warrant to Microsoft that:

(a) you have the power and authority to enter into this Agreement and to fully perform your obligations under this Agreement;

(b) if you are a business or other legal entity, then the individual entering into this Agreement on your behalf represents that he or she has all necessary legal authority to bind you to this Agreement;

(c) your Offer and Offer Assets, together with all advertising or other materials accessible from or that provide access to your Offer comply with and will continue to comply with all requirements of this Agreement;

(d) the Listing, distribution, and monetization of your Offer in the Commercial Marketplace does not and will not violate any agreements to which you are a party or of which you are otherwise aware. You have obtained any and all consents, approvals or licenses (including written consents of third parties where applicable) required for you to make your Offer available in the Commercial Marketplace in compliance with this Agreement and for your Offer to access any Internet-based or Microsoft-provided services, if any, to which the Offer enables access; and

(e) the information you provide to Microsoft under or in connection with this Agreement is true, accurate, current, and complete.

7. CONFIDENTIALITY, PRIVACY, SECURITY AND DATA PROTECTION

(a) Confidentiality. Information shared under this Agreement is subject to our existing Non-Disclosure Agreement (“NDA”). If no NDA exists, then during the term of this Agreement and for 5 years after, the parties will hold in strictest confidence, and will not use or disclose any Confidential Information of the other party to any third party (except to an Affiliate or contractor performing services on behalf of the recipient, and only subject to confidentiality terms as protective as this section). This section does not prohibit either party from responding to lawful requests from law enforcement authorities.

(b) Privacy.

(i) Disclosure of Information. Microsoft may disclose your contact information as necessary for Microsoft to administer this Agreement through its Covered Parties and other parties that help Microsoft administer this Agreement. Where required for Microsoft’s license administration, incentive program participation, or financial settlement, you will provide the following additional information about transactions with Customers to Microsoft: Customer name and address and system where the Offer is being installed (i.e., Tenant ID and location).

(ii) Privacy Policy. You must maintain a privacy policy if: (A) your Offer accesses, collects or transmits any Personal Data to you or a third party; or (B) is otherwise required by law. You are responsible for informing Customers of your privacy policy (including by submitting that policy to us for display to Customers).

(iii) Contacting Customers. Microsoft may share Customer contact information with you, which may include Personal Data. The Customer contact information and Personal Data we provide you must be used solely for transactional purposes or to respond to a Customer inquiry about your Offers that are available in the Commercial Marketplace and in accordance with Data Protection Law. You may not use the Customer contact details we provide to direct Customers to purchase your Offer on competing marketplaces. You are responsible for obtaining Customer’s consent for any other use, including for marketing purposes, of Customer contact information or Customer Personal Data obtained from Microsoft, and Microsoft will not be responsible or liable for such other use.

(iv) Roles. With respect to the Personal Data collected from Customers, you and Microsoft agree that you and Microsoft are not joint controllers, as defined in the GDPR, of the Personal Data that each independently Processes. Microsoft is an independent controller for such purposes and you are an independent controller or a processor to an entity other than Microsoft as applicable based on your relationship established with Customers.

(c) Compliance with Data Protection Law. Each party will comply with the obligations imposed on it under all applicable Data Protection Law.

(d) Security. Your Offers, network, operating systems and the software of your servers, databases, and computer systems must use reasonable security measures to protect Customer information. Your Offer must not jeopardize or compromise user security, the security of the Commercial Marketplace, any related services or systems, or any Customer’s systems and must not install or launch executable code on the user’s environment beyond what is identified in or may reasonably be expected from the Listing. If you have a security vulnerability in an Offer that impacts Customers, you must notify our support team.

8. REPORTING

Microsoft will provide you the reporting capabilities we are required to provide under applicable tax laws and regulations. The reporting capabilities available to you through Partner Center will provide aggregate information relating to your Offer downloads and Offer transactions and Microsoft’s payments to you under this Agreement.

9. DISCLAIMER, LIMITATION OF LIABILITY, AND DEFENSE OF CLAIMS

(a) DISCLAIMER OF WARRANTY. WE PROVIDE THE COMMERCIAL MARKETPLACE AND PARTNER CENTER “AS-IS,” “WITH ALL FAULTS,” AND “AS AVAILABLE.” YOU BEAR THE RISK OF USING THE COMMERCIAL MARKETPLACE AND PARTNER CENTER. MICROSOFT MAKES NO WARRANTIES RELATED TO ANY PROGRAMS OFFERED IN CONNECTION WITH OR ANY OTHER SERVICES PROVIDED TO YOU UNDER THIS AGREEMENT. MICROSOFT EXCLUDES ANY IMPLIED WARRANTIES OR CONDITIONS, INCLUDING THOSE OF PRODUCT LIABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WORKMANLIKE EFFORT, AND NON-INFRINGEMENT, RELATING TO THE COMMERCIAL MARKETPLACE AND PARTNER CENTER. YOU MAY HAVE CERTAIN RIGHTS UNDER YOUR LOCAL LAW. NOTHING IN THESE TERMS IS INTENDED TO AFFECT THOSE RIGHTS, IF AND SOLELY TO THE EXTENT THAT THEY ARE APPLICABLE. WITHOUT LIMITING THE FOREGOING, COVERED PARTIES EXPRESSLY DISCLAIM ANY WARRANTIES THAT ACCESS TO, OR USE OF, THE COMMERCIAL MARKETPLACE OR PARTNER CENTER WILL BE UNINTERRUPTED OR ERROR FREE.

(b) LIMITATION OF LIABILITY. EXCEPT FOR THE OBLIGATIONS ARISING OUT OF SECTION 9(d), TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF DATA, REVENUE, PROFITS, OR FROM INTERRUPTION OF BUSINESS) ARISING OUT OF OR THAT RELATE IN ANY WAY TO THIS AGREEMENT. THIS EXCLUSION WILL APPLY REGARDLESS OF THE LEGAL THEORY UPON WHICH ANY CLAIM FOR SUCH DAMAGES IS BASED, WHETHER YOU HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE, OR WHETHER APPLICATION OF THE EXCLUSION CAUSES ANY REMEDY TO FAIL OF ITS ESSENTIAL PURPOSE.

(c) DAMAGES CAP. EXCEPT FOR THE OBLIGATIONS ARISING OUT OF SECTION 9(d); A BREACH OF A PARTY’S CONFIDENTIALITY, PRIVACY, OR DATA PROTECTION OBLIGATIONS; A VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS; OR FRAUD, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL YOUR LIABILITY OR THE COVERED PARTIES’ AGGREGATE LIABILITY FOR DIRECT DAMAGES EXCEED THE GREATER OF: (i) THE TOTAL AMOUNTS YOU RECEIVED OR WERE DUE TO RECEIVE UNDER THIS AGREEMENT DURING THE PREVIOUS 12 MONTHS; OR (ii) FIVE THOUSAND ($5,000) USD.

(d) Indemnity. You will defend, indemnify, and hold harmless Covered Parties, from and against (including by paying any associated costs, losses, damages or expenses and attorneys’ fees) any and all third party claims: (i) alleging that your Offer or Offer Assets infringe any proprietary or personal right of a third party; (ii) arising from your breach of this Agreement; (iii) relating to the functionality of, the use of, or the inability to use the Offer, including any claims of product liability or misleading advertising related to the Offer or Offer Assets; (iv) by any tax authority alleging nonpayment, underpayment, or failure to collect and remit any applicable sales, use, goods and services, value-added or other similar tax (including any associated penalties and interest), except to the extent such claims arise from Microsoft’s obligations under this Agreement to collect and remit such taxes under applicable law or an error or omission by Microsoft that results in a tax claim, unless such error or omission is attributable to inaccurate information provided by Publisher; or (v) in the case of Professional Service Offers, any claims by your employees, agents, consultants, subcontractors or other third parties performing services on your behalf relating to workers compensation or other benefits. The Covered Party will: (A) promptly notify you of the claim; provided, however, a Covered Party’s failure to notify you will not relieve you of any liability that you may have, except to the extent that such failure materially prejudices your legal rights; and (B) at your reasonable request, provide you with reasonable assistance in defending the claim. You will: (1) reimburse the Covered Party for any reasonable out-of- pocket expenses incurred in providing that assistance; and (2) permit the Covered Party, through mutually acceptable counsel, to participate in the defense of such claims at its own cost. You will not make any settlement or compromise of a claim or admit or stipulate any fault or liability on a Covered Party with respect to any claim covered by this section without such Covered Party’s express, prior written consent. Covered Parties who are not party to this Agreement are beneficiaries of this Agreement solely for the purpose of enforcing the rights granted to such Covered Parties in this Section 9.

10. TERM AND TERMINATION

(a) Termination for Convenience. This Agreement will remain in effect until terminated. Either party may terminate this Agreement at any time, for any reason or no reason, upon 30 days’ written notice.

(b) Effect of Termination. Within 30 days of either party’s notice of termination of the Agreement, Microsoft will remove all Listings for your Offers from the Commercial Marketplace, notify existing Customers that the Offer has been removed and may not be used after the Wind-Down Period specified in 10(c), and for Microsoft billed transactions, stop billing Customers for your Offers after the Wind-Down Period. We reserve the right to remove your Offers on an expedited basis if we terminate this Agreement for material breach.

(c) Wind-Down Period. If an Offer is removed, we will continue to bill for usage for 90 days (“Wind-Down Period”) for Offers deployed in Publisher’s cloud environments, unless we terminate billing earlier as required by law, to prevent fraud, or to protect Customers. You must continue to provide any services that are part of your Offer to each existing Customer during the Wind-Down Period. You are responsible for terminating any Customer access after the Wind-Down Period. For Offers deployed in Customer’s cloud environments, we will continue to bill for any Customer usage after the expiration of the Wind-Down Period.

11. MISCELLANEOUS

(a) Notices.

(i) All notices that you provide to Microsoft under this Agreement must be sent through Partner Center ■.

(ii) For notices to you under this Agreement, you will identify an individual through Partner Center to serve as the primary contact for Partner Center notices and messages. This contact will receive all notices unless you change such contact information through Partner Center.

(b) Assignment. Microsoft may freely assign or delegate all rights and obligations under this Agreement, fully or partially to a Microsoft Affiliate without notice to you. Microsoft may perform certain of our obligations under this Agreement through one or more Microsoft Affiliates. You may not assign or delegate any rights or obligations under this Agreement, including in connection with a change of control. Any purported assignment and delegation will be ineffective.

(c) Sublicensing and Subcontractors. Microsoft may sublicense its rights under this Agreement to third parties or otherwise authorize third parties to assist Microsoft in performing its obligations or exercising its rights under this Agreement. Microsoft will remain obligated under this Agreement for the performance of such third parties, excepting any assumption of responsibility for the administration of any sales, use, goods and services, value-added or other similar tax.

(d) Compliance with Trade Laws. Publishing your Offer in the Commercial Marketplace may be subject to applicable trade, sanctions, and export laws, including laws arising from the U.S., E.U., and U.K. You will not take any action that causes Microsoft to violate such laws. Any such action that subjects Microsoft to penalties or sanctions under such laws is a material breach of the Agreement. Microsoft may suspend or terminate the Agreement immediately to the extent that Microsoft reasonably concludes that continued performance would violate trade laws or put it at risk of becoming subject to sanctions or penalties under trade laws.

(e) Choice of Law and Venue. This Agreement is governed by Washington state law (disregarding conflict of laws principles) and the parties consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington, U.S. Neither party will claim lack of personal jurisdiction or forum non conveniens in these courts. In any action or suit related to this Agreement, the prevailing party can seek to recover its costs, including reasonable attorneys’ fees.

(f) URLs. URLs referenced in this Agreement also refer to successor URLs, URLs for localized content, and information or resources linked from within the websites at the specified URLs.

(g) Miscellaneous. A party’s failure to enforce any rights under this Agreement will not be deemed a waiver of the same right on another occasion, or of the right to enforce any other right under this Agreement. Sections of this Agreement that, by their terms, require performance after the termination or expiration of this Agreement will survive. This Agreement is nonexclusive, and nothing in this Agreement restricts you or Microsoft from entering into other, similar agreements with other marketplaces or partners, or from acquiring, licensing, developing, manufacturing, or distributing similar or competing technologies. This is the entire Agreement between you and Microsoft in connection with your Listings and Offers on the Commercial Marketplace and supersedes any prior agreements. If a court holds that Microsoft cannot enforce a part of this Agreement as written, Microsoft may replace those terms with similar terms to the extent enforceable under the relevant law, but the rest of this Agreement will not change. This Agreement’s section titles are for reference only and have no legal effect. Neither this Agreement, nor any terms and conditions contained herein, create a partnership, joint venture, employment relationship, or franchise relationship.

12. DEFINITIONS

(a) “Affiliate” means any legal entity that owns, is owned by, or is commonly owned with a party. “Own” means more than 50% ownership or the right to direct the management of the entity.

(b) “Biometric Data” means data that is or could be characterized as biometric data under applicable Data Protection Law.

(c) “Certification” means Microsoft’s process for testing the compliance of Offers with the applicable Certification Requirements. An Offer is “Certified” when: (i) Microsoft (or Microsoft’s designated certification provider) confirms that the Offer has completed and passed the Certification Requirements; and (ii) the Offer is packaged and signed with a Microsoft-issued certificate for those categories of Offers in which Microsoft makes available such Microsoft-issued certificates. For clarity, the Microsoft 365 Certification Program is an additional certification process, as set forth in Addendum C.

(d) “Certification Requirements” means the technical, functional, content, and other policy requirements provided by Microsoft, including the Commercial Marketplace certification policies ■.

(e) “Commercial Marketplace” means Azure Marketplace, Microsoft AppSource, and any Microsoft owned or operated endpoints that point to those storefronts through which Listings of your Offers may be made available to Customers, including any updates or successors (however named) to such storefronts.

(f) “Confidential Information” means all non-public information that a party designates as confidential, or which under the circumstances of disclosure ought to be treated as confidential. Confidential Information does not include information that is: (i) known to a party before the disclosing party’s disclosure to the receiving party; (ii) information publicly available through no fault of the receiving party; (iii) received from a third party without breach of an obligation owed to the disclosing party; or (iv) independently developed by a party without reference to or use of the disclosing party’s Confidential Information.

(g) “Covered Parties” means, collectively, Microsoft, Microsoft’s Affiliates, those Microsoft authorized resale partners as described in Section 5, and network operators that provide billing services for the Commercial Marketplace.

(h) “Customer” means an end user who seeks or acquires a right to use or redistribute your Offer.

(i) “Data Protection Law” means any law, rule, regulation, decree, statute, or other enactment, order, mandate or resolution relating to data security, data protection and/or privacy, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to processing of personal data and the free movement of that data (“GDPR”) and the California Consumer Privacy Act (“CCPA”), and any implementing, derivative or related legislation, rule, regulation, and regulatory guidance, as amended, extended, repealed and replaced, or re-enacted.

(j) “Documentation” means the Certification Requirements and such other Commercial Marketplace or Microsoft Partner Network materials, and information Microsoft makes available to you from time to time pursuant to this Agreement for your internal use.

(k) “Listing” means the catalog entry or description of an Offer (including Offer Assets) displayed in the Commercial Marketplace (including for private Offers).

(l) “Microsoft Mark(s)” means trademarks, services marks, logos, badges, and other business identifiers described in the Microsoft Branding Guidelines ■, including any other trademarks, service marks, logos, and badges that Microsoft identifies in writing as being available for use by you pursuant to the Agreement or Addenda.

(m) “Offer” means the offering you submit to Microsoft for evaluation, Certification, and publication through the Commercial Marketplace, including any additional content sold or offered from within such Offer. For clarity, Offers include: (i) contact me Offers, free trial Offers, bring your own license (BYOL) Offers, transactable Offers, private Offers, Professional Services Offers, and such other Offer types that Microsoft enables on the Commercial Marketplace; (ii) Offer Assets; and (iii) Offer updates.

(n) “Offer Assets” means, for each Offer: the Offer name, Offer descriptions, and any titles, images, screenshots, video trailers, user generated content, or other materials you provide to Microsoft in connection with your Offer, including any trademarks, trade dress, or source identifiers contained therein.

(o) “Partner Center” means the web portal, currently available at https://partner.microsoft.com ■, or other Microsoft owned and operated interfaces, through which developers; (i) access their Publisher Account; (ii) receive communications from Microsoft relating to the Commercial Marketplace; (iii) submit Offers for Certification; and (iv) make Listings available in the Commercial Marketplace.

(p) “Personal Data” means any information relating to an identified or identifiable natural person (“Data Subject”) and any other data information that constitutes personal data or personal information under any applicable Data Protection Law. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that natural person.

(q) “Processing” means any operation or set of operations that is performed on Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction. “Process” and “Processed” will have corresponding meanings.

(r) “Professional Services” means any professional services that supplement or supports engagement with the Microsoft’s cloud environment, including: (i) any such services provided by third parties on your behalf, and (ii) any materials provided in connection with such services.

(s) “Publisher Account” means a service account for publishing your Offer through Partner Center, which includes a user name and password.

(t) “Publisher Net Receipts” means the aggregate amounts collected by Microsoft from Customers for their use of Publisher’s Offers for a specific payment period, less any applicable taxes, refunds, and chargebacks (if applicable).

(u) “Publisher Net Revenue” means the sum payable by Microsoft to Publisher for Offers purchased directly through the Commercial Marketplace. Publisher Net Revenue is calculated based on the Publisher Net Receipts minus the Store Service Fee.

(v) “Store Service Fee” means a fee collected by Microsoft for publishing Listings of your Offers in the Commercial Marketplace, as further described in Section 5(c).

ADDENDUM A: TERMS APPLICABLE TO SPECIFIC OFFER TYPES

This Addendum supplements the Agreement Terms and Conditions for certain Offer types. To the extent this Addendum contains additional or different terms than those included in Agreement Terms and Conditions, this Addendum will control.

1. VIRTUAL MACHINE IMAGES

(a) Base Images. In addition to all other relevant third-party approvals, if your Offer contains virtual machine images (“Images”) derived from Microsoft or other party (“Base Images”) (such Offer, an “Image Offer”), you are responsible for obtaining any necessary permissions from the owner of the Base Image prior to publishing your Image Offer.

(b) New Virtual Machine Sizes. For Image Offers, you will be directed to designate prices based on virtual machine sizes available in Azure at the time of your publication request. Following publication of your Image Offer, if we plan to offer a new virtual machine size (based on the number of cores), we will notify you and provide you with at least 30 days to designate prices for the new virtual machine size. Failure to designate pricing within such time will constitute your designation of prices for the new virtual machine size equal to the rate proportional to the difference in the number of cores between the new virtual machine size compared to the existing virtual machine size(s) then in effect for your Image Offer.

(c) Virtual Machine Extensions. Any software or other data installed by your Image Offer, even if retrieved from an external location, is considered an Offer for purposes of this Agreement. You will be responsible, and must provide support to Customers, for any extensions or handlers associated with your Image Offers.

(d) Inclusion of Microsoft Software Products in Image Offers. With Microsoft approval, you may include Windows Server, SQL Server, and Microsoft Dynamics NAV as part of your Image Offer (“Microsoft Software Products”). You must create your Image using a Base Image published by Microsoft in the Commercial Marketplace that consists of the same Microsoft Software Products that you have been authorized to include in your Image Offer. You may not publish an Image that includes copies of Microsoft Software Products that you obtained elsewhere, whether from Microsoft or from a Microsoft reseller. You may not download a Base Image and run copies of any Microsoft Software Products therein outside of Azure for the purpose of creating your Image, unless you have valid pre-existing licenses that permit such use.

(i) No Modification. You must include complete copies of the Microsoft Software Products in your Image. You may configure the Microsoft Software Products solely as necessary to work with your Offers. You may not modify the Microsoft Software Products in any other way, including reverse engineering, decompiling, or disassembling the Microsoft Software Products, or tampering with any license or activation features in the Microsoft Software Products. You must maintain and not alter, obscure, or remove any copyright or other protective notices, identification, branding, or legends or license terms contained in the Microsoft Software Products. Except as expressly provided, this Agreement does not grant you any right, title, or interest in or to any Microsoft Marks.

(ii) Excluded Licenses. You may not take any action that would cause any Microsoft Software Product, or any other Microsoft product, service, or documentation to be governed, in whole or in part, by an Excluded License. “Excluded License” means any license that requires, as a condition of the use, modification, or distribution of software subject to such license, that such software or other software combined or distributed with such software be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) redistributed at no charge. Without limiting the generality of the foregoing, any version of the GNU General Public License (“GPL”), Lesser/Library GPL, or Affero GPL will be considered an Excluded License.

(e) Distribution of Microsoft Software Products in Image Offers. You may only make Microsoft Software Products within your Image Offer available via the Commercial Marketplace. You may not make the Microsoft Software Products that are part of your Image Offer available through any other channels. Microsoft alone is the licensor of any Microsoft Software Products included within your Image Offers, and any use by Customers of such Microsoft Software Products is governed by Microsoft’s license terms. Nothing in this Agreement grants you the right to license or sublicense any Microsoft Software Products to Customers or any other third parties. The terms of use associated with your Image must make clear that: (i) the rights you grant to Customers extend only to your Offers within the Image and not to any Microsoft Software Products within the Image; (ii) Microsoft is the licensor of any Microsoft Software Products within the Image; and (iii) the Customer’s use of any Microsoft Software Products within the Image will be governed by Microsoft’s license terms.

(f) Recall of Microsoft Software Products. We may issue a notice of recall of a Microsoft Software Product at any time in our sole discretion for reasons such as, but not limited to, a serious security vulnerability in the Microsoft Software Product. If you receive a notice of recall, you agree to remove any Image Offers that include the impacted Microsoft Software Product from the Commercial Marketplace within 10 business days. Following the notice of recall, we may, but will have no obligation to, make a replacement Microsoft Software Product available to you in place of the recalled Microsoft Software Product.

(g) Termination. Upon termination of this Agreement or removal of your Image Offer from the Commercial Marketplace, your rights under this Addendum will automatically terminate and you must destroy all copies of Microsoft Software Products included in your Image Offer.

(h) Miscellaneous.

(i) ADDITIONAL DISCLAIMER OF WARRANTIES. ALL MICROSOFT SOFTWARE PRODUCTS ARE PROVIDED “AS IS” AND “WITH ALL FAULTS” AND WITHOUT WARRANTY OF ANY KIND. YOU ASSUME ALL RISK AS TO YOUR USE OF THE MICROSOFT SOFTWARE PRODUCTS, INTEROPERABILITY BETWEEN YOUR IMAGE OFFER AND THE MICROSOFT SOFTWARE PRODUCTS, YOUR IMAGE OFFERS THAT INCLUDE MICROSOFT SOFTWARE PRODUCTS, AND CUSTOMERS’ USE OF YOUR IMAGE OFFERS THAT INCLUDE MICROSOFT SOFTWARE PRODUCTS.

(ii) Support. Microsoft has no obligation under this Agreement to provide technical support to you regarding any Microsoft Software Products or creation of Images that include Microsoft Software Products or to Customers regarding use of any Microsoft Software Products within your Image Offer.

(iii) Export Restrictions. You acknowledge that the Microsoft Software Products are of U.S. origin and subject to U.S. export jurisdiction. You agree to comply with all applicable international and national laws that apply to the Microsoft Software Products, including the U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions issued by U.S. and other governments, as well as sanctions regulations administered by the U.S. Office of Foreign Assets Control. For additional information, see Exporting Microsoft Products ■.

2. AZURE APPLICATIONS

(a) Templates. If you publish an Azure Resource Manager template (“ARM Template”) that references another publisher’s Offer (a “Third-Party Offer”), you may not represent yourself as the publisher of the Third-Party Offer. You also acknowledge and agree that other publishers may reference your Offers in their ARM Templates in a manner consistent with this Agreement. Notwithstanding any inclusion of your Offer in another publisher’s ARM Template, you will remain the publisher of your Offer for all Customer deployments of the ARM Template, your terms of use and privacy policy will continue to govern your relationship with such Customers, and such other publisher will not be entitled to any of the Publisher Net Receipts attributable to Customers’ use of your Offer.

(b) Attribution IDs. Microsoft will insert Customer Usage Attribution IDs into your Azure Application technical payload on your behalf. A “Customer Usage Attribution ID” is a digital tag that enables Microsoft to identify and meter usage of resources deployed by your Offer in Customer subscriptions. If your Offer uses ARM APIs or Terraform to deploy Azure resources programmatically, you may also need to insert a Customer Usage Attribution ID into your API calls.

3. PRODUCTS FOR USE IN CUSTOMERS’ ON-PREMISES ENVIRONMENT

If you choose to make an Offer available for use in Customer’s on-premises environments (e.g., on Azure Stack), we may enable Customers to download and use such Offers in their on-premises environments. You agree that the Customers’ acceptance of your terms of use for such Offers will entitle them to use such Offer in their on-premises environments. You acknowledge that you, not Microsoft, are the distributor of such Offer.

4. METERING SERVICES

(a) Marketplace Metering Service. If you publish an Offer that requires usage-based billing fees, you can use the Marketplace Metering Service (as defined below). The Commercial Marketplace metering service allows you to charge Customers based on events captured within your Offer (the “Marketplace Metering Service”). We expect you to transmit usage-based billing data to Microsoft hourly via the applicable API, and we will use commercially reasonable efforts to notify you if we have not received usage-based billing data for 72 hours. We reserve the right to mark the usage event as expired if we do not receive usage-based billing data within 24 hours.

(b) Customer Notifications and Support. If you choose to use the Marketplace Metering Service you will be responsible for: (i) notifying Customers that you will collect, generate, and deliver to Microsoft all data related to Customers’ usage of the Offer necessary to calculate the applicable usage fees; (ii) reporting such usage accurately to Microsoft; (iii) notifying Customers and Microsoft of any erroneous usage information reported to Microsoft; (iv) resolving any Customer inquiries with respect to usage disputes within 3 business days, and notifying Microsoft if a refund to the Customer is necessary; and (v) reviewing usage identified by Microsoft as abnormal within 3 business days. You agree that Microsoft has the right not to bill and collect fees or withhold payouts for any usage information provided more than 24 hours after the close of any billing cycle or any usage- based billing that is detected or otherwise appears to be erroneous.

(c) Recordkeeping and Audits. We reserve the right to: (i) audit your records to verify the reported usage in connection with the Marketplace Metering Service and your compliance with the Agreement; and (ii) suspend your use of the Marketplace Metering Service if you repeatedly submit erroneous usage information to us or fail to resolve Customer inquiries within 3 business days.

5. LICENSE MANAGEMENT SERVICE

(a) Applicability and Eligibility. This Section 5 applies to Offers that use Microsoft’s license management service for non-Microsoft published products (the “License Service”). To use the License Service, you must define and maintain in Partner Center the details (including posted pricing) for each plan of your Offer that you want to list, which may require deal registration in Partner Center.

(b) Service Description. The License Service enables: (i) the Publisher to specify the number of licenses of each plan-type (e.g., Bronze, Silver, Gold) for a Customer implementation; (ii) the Customer to consent to installation of the licenses and solution by the publisher in the Customer’s tenant; (iii) the Customer to assign its licenses to individual users; and (iv) Microsoft to control or block user use of the solution based on assigned user licenses.

6. MICROSOFT 365 PRIVATE CUSTOMIZATIONS

If you choose to make information about your Offer (such as the name, short description, long description, logo, color icon, outline icon, accent color, branding and trade dress elements, developer URL, privacy URL, terms of use URL) to be freely customizable by Customers, you assume all legal risks created by such modifications, including the alternation, deletion, and replacement of your intellectual property, and the changing of any terms of use and privacy statements.

7. PROFESSIONAL SERVICES

(a) Authorization and Compliance.

(i) Microsoft must review and agree to transact any category of Professional Services offered as part of the Offer. You may not include Professional Services in your Offer, except: (A) as provided in this Section 7 of this Addendum, and (B) for support services under Section 4(c) of the Agreement Terms and Conditions.

(ii) In addition to the requirements under Section 4(a) of the Agreement Terms and Conditions, Professional Services will be performed in accordance with all necessary authorizations, permits, and licenses.

(iii) You will ensure that anyone performing Professional Services on your behalf complies with the terms of the Agreement.

(b) Location. Professional Services Offers may only be provided to Customers with a billing account in the United States, Canada, or the United Kingdom, and such Services must be provided remotely (i.e., no on-site Professional Services).

ADDENDUM B: TERMS AND CONDITIONS APPLICABLE TO SPECIFIC GO TO MARKET CHANNELS

This Addendum supplements the terms and conditions of the Agreement for certain go to market channels. To the extent this Addendum contains additional or different terms than those included in the Agreement Terms and Conditions, this Addendum will control.

1. MULTIPARTY PRIVATE OFFERS (“MPO”)

(a) Generally. This Section 1 applies to Independent Software Vendors (“ISVs”) and the designated reseller partners (“Authorized Partners”) that to whom ISVs extended private Offers.

(b) Geographic Limitations. MPO only will support sales to Customers that are using a billing account based in the United States, United Kingdom, or Canada.

(c) Roles and Responsibilities. With MPO, ISVs can designate an Authorized Partner to resell ISV’s private Offers to Customers on the Commercial Marketplace. This Section 1 clarifies the roles of the ISV, Authorized Partner, and Microsoft in any such transactions. Except as otherwise specified in this Section 1, an ISV and Authorized Partner are considered Publishers of Offers and are subject to the terms applicable to Publishers under the Agreement. Authorized Partners appoint Microsoft as your agent or commissionaire, as applicable, for the purpose of facilitating Customer purchases through the Commercial Marketplace as further described in Section 5 of the Agreement Terms and Conditions.

(d) Relationship of the Parties. The ISV and Authorized Partner (not Microsoft), are each responsible for specifying any terms governing their relationship beyond those in this Addendum, including the terms governing Customers’ use of any resold Offers (“Resale Terms”). For clarity, any such Resale Terms must be consistent with such parties’ obligations under this Addendum. Microsoft is not responsible or liable for complying with or enforcing (or failing to comply or enforce) any such Resale Terms.

(e) ISV Role. ISVs may use the private Offer feature on the Commercial Marketplace to extend a private Offer for one or more of ISV’s transactable Offers to an Authorized Partner for the Authorized Partner to resell such Offers on the Commercial Marketplace. By extending private Offers for Authorized Partners to resell, ISVs: (i) authorize the Authorized Partner to publish private Offers for (and sell such Offers to) Customers on the Commercial Marketplace, at a price determined by the Authorized Partner (“Authorized Partner Price”); and (ii) agree to sell the specified Offer to Authorized Partner at the designated price to be determined by ISV (“ISV Price”) for resale to Customer, based on the EULA published by ISV with the private Offer. Only transactable Offers that are concurrently Listed for sale on the Commercial Marketplace are eligible for ISVs to resell to Authorized Partners.

(f) Authorized Partner Role. By accepting a private Offer from an ISV under the MPO program, Authorized Partners agree to purchase the ISV’s specified Offer at the ISV Price, solely for resale to Customers on the Commercial Marketplace. As between Authorized Partner and ISV, Customers are solely purchasing Offers from Authorized Partners and such resales do not create a billing relationship between ISV and Customer.

(g) Resale Transactions. The resale of an Offer consists of both a resale between Authorized Partner and Customer and a concurrent sale between Authorized Partner and ISV. ISVs and Authorized Partners acknowledge that the Covered Parties’ role under Section 5 extends to facilitating these transactions as agent or commissionaire as described in Section 5 of the Agreement Terms and Conditions.

(h) Store Service Fee and Payouts. For payouts to ISV, Microsoft will apply and deduct the Store Service Fee on the Publisher Net Receipts of the ISV Price from the sale to the Authorized Partner. For payouts to Authorized Partner, Microsoft will calculate the difference (if any) of the ISV Price and the Authorized Partner Price from the sale to the Customer (“Publisher Markup”) and issue payout on that amount. For clarity, the Store Service Fee will not be applied to the Publisher Markup, but the Publisher Markup may be reduced by any applicable taxes, refunds, and chargebacks (if applicable) as further described in this Section 1.

(i) Refund, Reconciliation, and Offset. The terms and obligations of Section 5(f) (Refund, Reconciliation, and Offset) of the Agreement Terms and Conditions apply to amounts paid and payable to both ISV and Authorized Partner, each as a Publisher under that Section. Any obligations (if any) between Authorized Partner and ISV with respect to any refunds, reconciliations and offsets must be outlined in the Resale Terms.

(j) Taxes. Except as indicated otherwise in this Section of the Addendum, each of ISV’s, Authorized Partner’s, and Microsoft’s roles and responsibilities for taxes will be in accordance with Sections 5(h) and 5(i) of the Agreement Terms and Conditions. With “You” referring to ISV or Authorized Partner (as the case may be) in accordance with the party who is the seller of the Offer. U.S.-based Authorized Partners must provide a valid tax exemption certificate for purchases as a reseller on the Commercial Marketplace. U.K.- based Authorized Partners must complete IRS Form W-8BEN and claim any tax treaty benefits by completing Part II on that form. ISVs and Authorized Partners are responsible for their own taxes, including taxes unique to where they reside, that are related to the sale of the Offer from ISV to Authorized Partner.

(k) Customer Information. Microsoft may share Customer contact information obtained for Authorized Partners with ISVs, as if ISV were a Publisher under Section 7(b)(ii) of the Agreement Terms and Conditions, and subject to the restrictions of that Section. Any sharing of Customer information or Personal Data between ISV and Authorized Partner is subject to Section 7 of the Agreement Terms and Conditions.

(l) Support. Support (if any) provided to Customers will be determined in the Resale Terms. Authorized Partner must provide support contacts for billing Customer inquiries and ISV must provide technical support contacts unless Authorized Partner has agreed to provide support per the Resale Terms.

(m) Termination of Reseller Relationship. Subject to their obligations under this Addendum, ISV and Authorized Partner will determine the terms and conditions of their respective termination rights via the Resale Terms. Microsoft does not validate any termination rights, and in the event Microsoft receives a termination notice for a specific private Offer via Partner Center from ISV or Authorized Partner, Microsoft will validate the intent to cancel such private Offer with both ISV and Authorized Partner, and will only terminate the private Offer upon receipt of ISV and Authorized Partner’s mutual confirmation.

(n) DISCLAIMER; LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY STATED IN THIS ADDENDUM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF ISV AND AUTHORIZED PARTNER ACKNOWLEDGE THAT MICROSOFT MAKES NO WARRANTIES RELATED TO ANY ASPECT OF THEIR AGREEMENTS WITH EACH OTHER TO FACILIATE RESALE TRANSACTIONS UNDER THE MPO PROGRAM AND MICROSOFT IS NOT A PARTY TO THE RESALE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS ADDENDUM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, MICROSOFT WILL HAVE NO LIABILITY IN CONNECTION WITH SUCH ISV AND AUTHORIZED PARTNER RESALE AGREEMENT (SUCH AS IN CONNECTION WITH ANY DISPUTE BETWEEN ISVs AND AUTHORIZED PARTNERS).

2. MICROSOFT CLOUD SOLUTION PROVIDERS

If you choose to make your Offers available to partners in the Microsoft Cloud Solution Provider program in Partner Center (“Microsoft CSP Resellers”), you agree to the following terms.

(a) Microsoft Resellers. Microsoft will: (i) act as your agent or commissionaire for a sale to Microsoft CSP Resellers at the price you set; and (ii) collect the Store Service Fee on the Publisher Net Receipts for sales to such Microsoft CSP Resellers. Such Microsoft Resellers will be responsible for setting the prices at which they resell your Offers to their Customers (or to other indirect resellers) and for collecting such amounts from their customers (or indirect resellers).

(b) Limiting Countries/Territories. If you do not wish an Offer to be resold by a Microsoft CSP Reseller in a particular country or territory, you must make your Offer unavailable for purchase in such country. Removal of an Offer in any country or territory for indirect purchasers will also result in removal of the Offer for direct sales in that country.

(c) Licensing of Products. Your terms of use, license agreement, and privacy policy for the Offers will apply to Customers that result from indirect sales.

(d) Support. Microsoft CSP Resellers are not responsible for providing technical support and service level commitments to Customers. If you offer technical support and service level commitments to Customers, they must be specified in your agreement with Customers. Microsoft CSP Resellers will be responsible for all other support for an Offer as described in the Guide to the Online Services and Software Channel Authorization (Word document) ■.

3. ROLES AND RELATIONSHIPS REQUIREMENTS FOR CERTAIN JURISDICTIONS

(a) Microsoft As Reseller. If you make your Offer available in one of the “Reseller Countries/Regions” enumerated at Tax details for commercial marketplace publishers, then Microsoft (or its designated local Affiliate) will act as a reseller, rather than your agent, in making your Offer(s) available in the Commercial Marketplace in that jurisdiction only, and you agree to the modified and additional terms of this Section 3, solely in connection with the offering and distribution of your Offer(s) in such country(ies).

(b) Offer Pricing. When you choose to make the Offer available as provided in this Section 3, you may suggest the price (if any) to be charged to Customers (consistent with the price points specified by Microsoft in the Documentation) in that country, and Microsoft may charge that price (or another price that Microsoft or a resale partner chooses in its discretion) in making your Offer available in the Commercial Marketplace in that country.

(c) Payment Terms and Fees. Amounts payable to you in connection with the sale of your Offer in the country(ies) referenced in this Section 3 will be calculated and paid to you as provided in the Agreement. However, these amounts will be provided to you as a royalty payment in exchange for the right to sell in such country(ies). Microsoft (or its designated Affiliate) as the reseller will receive payments from Customers for the sale of such Offers, and you will be entitled to receive royalty payments for such sale.

(d) Offers Directed to the China Marketplace. If you elect to make an Offer available in China, you will be using the marketplace owned and operated by our partner Shanghai Blue Cloud Technology Co., Ltd. (“21Vianet”). You will be required to enter into a separate agreement with 21Vianet to publish an Offer on the 21Vianet marketplace. To the extent there is a conflict between the terms and conditions of the agreement with 21Vianet and this Addendum, the agreement with 21Vianet will control. As we are engaged by 21Vianet to provide Partner Center support, this Addendum will control and will apply to the activities you take on Partner Center to submit and manage your Offer on the 21Vianet marketplace, and any payments made to you by Microsoft on 21Vianet’s behalf.

For the 21Vianet marketplace, the personal information you provide through Partner Center will be processed for purposes of providing, improving, and administering the 21Vianet marketplace by 21Vianet, and Microsoft on behalf of 21Vianet. You must obtain all required consents (or otherwise rely on any other applicable legal basis) from the related individuals under applicable Data Protection Laws to provide such information to 21Vianet and Microsoft, which may transfer such personal information to third parties outside China for the purposes mentioned above.

ADDENDUM C: TERMS AND CONDITIONS APPLICABLE TO MICROSOFT 365 CERTIFICATION PROGRAM

MICROSOFT 365 CERTIFICATION PROGRAM

This Addendum C governs your participation in the Microsoft 365 Certification Program, as currently documented at Microsoft 365 Certification Program. This Addendum C applies only if you choose to participate in the Microsoft 365 Certification Program. By submitting your Offer inclusion in the Microsoft 365 Certification Program, you agree to be bound by this Addendum C and the Agreement. To the extent this Addendum C contains additional or different terms than those included in the Agreement Terms and Conditions, this Addendum C will control.

1. DEFINITIONS

Capitalized terms not otherwise defined herein have the same meanings provided in the Agreement. The term “Certification” as used in this Addendum C refers to certification under the Microsoft 365 Certification Program and does NOT have the same meaning as in the rest of the Agreement.

(a) “Microsoft 365 Certified Offer” means an Offer that meets the applicable Microsoft 365 Certification Criteria, as confirmed through the evaluation procedures described in Section 2 below, and that is identified by product name and version and other identifying factors required in the Submission Forms.

(b) “Microsoft 365 Certification Criteria” or “Criteria” means the security, privacy, compliance controls, and other requirements provided by Microsoft and applicable to your Offer as of the date you submit the Offer for Certification to Microsoft. Depending on the Microsoft Mark, Microsoft 365 Certification Criteria may be published in connection with the Microsoft 365 Certification Program documentation or may remain unpublished and treated as Confidential Information of Microsoft.

(c) “Microsoft Mark” means the Microsoft 365 Certified trademark, the “Works for Teams” badge and any other stylized badges, and or designations Microsoft provides under the Microsoft 365 Certification Program as documented.

(d) “Submission Forms” means the forms, questionnaires, or similar documents that Microsoft provides for requesting self-attestation and Certification of Offers.

(e) “Supporting Evidence” means documents you provide as evidence that your Offer meets the Criteria, including audit reports, standard operating procedures, incident response plans, penetration test reports, data protection impact assessments, data flow diagrams, and system design or architecture diagrams. With the exception of documents or information you: (i) have otherwise made public; or (ii) consent to being public, we will treat Supporting Evidence as your Confidential Information.

2. SUBMISSION AND EVALUATION OF OFFERS

(a) Submission. For each Offer you want to enroll in the Microsoft 365 Certification Program, you must submit the required Submission Forms and provide all information requested by Microsoft in the Submission Forms.

(b) Evaluation. We or our third-party evaluation agents will verify whether your Offer meets the Criteria based on the Supporting Evidence provided by you in the Submission Forms. We will make commercially reasonable efforts to complete the evaluation within a reasonable time.

(c) Request for Information. We or our third-party evaluation agents may, at our sole discretion, request additional information or documentation reasonably necessary to complete the evaluation. Failure to respond to requests for additional information may result in a denial of Certification and enrollment in the Microsoft 365 Certification Program.

(d) Evaluation Results. If the Offer is determined to meet the Criteria, Microsoft or our third-party evaluation agent will notify you in writing that the Offer is certified (“Notice of Certification”). In the event that the Offer fails the evaluation, Microsoft or our third-party evaluation agent will report the reason for the failure. Reports provided under this Section 2(d) may be sent by email.

(e) Re-Submission. If an Offer fails evaluation two times (initial evaluation plus one additional re-evaluation of the corrected Offer) Microsoft may reject any subsequent submissions for further evaluation of that same Offer.

(f) Material Changes. In the event of: (i) a modification to the source code or functionality of the Offer, or your internal processes related to the Offer, or any other event that renders the information provided in your Submission Forms materially untrue; or (ii) an update to the Criteria or other aspects of this Addendum that, in Microsoft’s sole discretion, require that existing certified Offers be re-evaluated against the updated Criteria, you must promptly, and no later than 30 days after the event, submit a request for re-evaluation, or discontinue the use of the Microsoft Mark in any manner that may imply that the Offer continues to meet the Microsoft 365 Certification Criteria.

(g) Certification Term. Upon receipt of the Notice of Certification, your Offer will be considered a Microsoft 365 Certified Offer for the Certification Term. The “Certification Term” expires at the sooner of:

(i) one year from the date of the Notice of Certification;

(ii) within 30 days after a material change (as described in Section 2(f)), provided however, that if you have submitted a request for re-evaluation within 30 days of the event of material change, the Certification Term will be automatically extended for up to 30 additional days while Microsoft completes the re-evaluation based on the revised information for the Offer. If, at the end of the additional 30-day re-evaluation period, you have not received a renewed Notice of Certification, the Certification Term will immediately cease; or

(iii) termination of the Microsoft 365 Certification Program, termination of the availability of a Microsoft Mark, or suspension or termination of your Offer under the Agreement.

3. MICROSOFT MARK

(a) Limited License. Subject to all the terms of this Addendum, we grant you a limited, non-exclusive, non-transferable, worldwide license to use the Microsoft Mark solely: (i) in connection with your Microsoft 365 Certified Offer; and (ii) in compliance with Microsoft’s Branding Guidelines. We reserve all rights not expressly granted herein.

(b) Trademark Footnote. Where you include a trademark footnote to give notice of your own trademarks or third-party trademarks in relation to a Microsoft 365 Certified Offer, you must add the following wording (or wording having equivalent legal effect) to the trademark footnote, when using a Microsoft Mark: “All other trademarks are the property of their respective owners.”

4. TERM AND TERMINATION

(a) Term. For each individual Microsoft 365 Certified Offer, this Addendum will extend for the Certification Term unless you: (i) cease to offer the Microsoft 365 Certified Offer for sale or distribution; or (ii) you or your Microsoft 365 Certified Offer are in material breach of this Addendum

(b) Cessation of Microsoft Marks Use. Upon expiration or termination of this Addendum for any reason whatsoever, you will immediately cease all use of the Microsoft Mark. However, unless this Addendum is terminated for your breach, you may distribute then- existing advertising materials containing a Microsoft Mark for a period of 120 days.

5. MODIFICATION TO THE MICROSOFT 365 CERTIFICATION PROGRAM

(a) New Certifications. Any time you submit an Offer for evaluation pursuant to the Agreement, you agree to be bound by the then-current terms and conditions. If you do not agree with such an update to this Addendum, you have no right to (and must not) submit an Offer for evaluation and certification.

(b) Impact on Microsoft 365 Certified Offer.

(i) In the event we update this Addendum, including without limitation the Criteria, after you have already received a Notice of Certification, the existing Notice of Certification will remain valid for the then-existing remainder of the Certification Term except as stated in Section 5(b)(ii).

(ii) If we update the Criteria or other aspects of the Certification that require re-evaluation of your Offer, we will provide you with a written notice (email will suffice), and you will be required to resubmit your Offer for re-evaluation, or terminate the use of the Microsoft Marks, in accordance with Section 2(f).